EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                   )
                                         )     Chapter 11
DNR USA, INC., DNR NORTH                 )
AMERICA, INC. AND MARKER                 )     Case No. 99-2880 (MFW)
INTERNATIONAL                            )
                                         )     (Jointly Administered)
                     Debtors.            )


              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                     OF MARKER INTERNATIONAL, DNR USA, INC.
                           AND DNR NORTH AMERICA, INC.







                                     STROOCK & STROOCK & LAVAN LLP
                                     180 Maiden Lane
                                     New York, New York  10038
                                     (212) 806-5400

                                                       and

                                     YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                     P.O. Box 391
                                     Rodney Square North, 11th Fl.
                                     Wilmington, DE  19801
                                     (302) 571-6600

                                     Co-Counsel for the Debtors

Dated:  Wilmington, Delaware
        September 22, 1999

                                TABLE OF CONTENTS

ARTICLE I...................................................................1
  DEFINITIONS AND CONSTRUCTION OF TERMS.....................................1
    1.1   Definitions.......................................................1
    1.2   Interpretation and Rules of Construction.........................11
ARTICLE II.................................................................12
  ACQUISITION OF MARKER'S SALE ASSETS......................................12
    2.1   Acquisition Agreement............................................12
    2.2   Approval of Acquisition..........................................12
    2.3   Effect of Acquisition............................................12
ARTICLE III................................................................13
  DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS....................13
    3.1   Unclassified Claims:  Administrative, Priority and Priority
          Tax Claims.......................................................13
    3.2   Classified Claims................................................13
          3.2.1  Claims and Equity Interests Against Marker................13
          3.2.2  Claims and Equity Interests Against DNR USA...............14
          3.2.3  Claims and Equity Interests Against DNR N.A...............14
ARTICLE IV.................................................................15
  PROVISIONS FOR PAYMENT OF ADMINISTRATIVE CLAIMS,
  PRIORITY CLAIMS AND PRIORITY TAX CLAIMS..................................15
    4.1   Administrative Claims............................................15
    4.2   Priority Claims..................................................15
    4.3   Priority Tax Claims..............................................15
ARTICLE V..................................................................16
  PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
  INTERESTS AGAINST MARKER.................................................16
    5.1   First Security Bank Claims Against Marker (Marker Class 1).......16
    5.2   First Mortgage Claim Against Marker (Marker Class 2).............16
    5.3   Hypo Vereinsbank (New York) Claim Against Marker (Marker
          Class 3).........................................................16
    5.4   Series A Bonds Claim Against Marker (Marker Class 4).............17
    5.5   German Banks Guarantee Claims Against Marker (Marker Class 5)....17
    5.6   Foreign Exchange Contract Claims Against Marker (Marker Class 6).17
          5.6.1  M&T Bank's Foreign Exchange Contract Claims
                 (Marker Class 6A).........................................17
          5.6.2  KeyBank's Foreign Exchange Contract Claims
                 (Marker Class 6B).........................................18
    5.7   Piero Claims Against Marker (Marker Class 7).....................18
    5.8   Insured Product Liability Claims (Marker Class 8)................18
    5.9   Small General Unsecured Claims Against Marker (Marker Class 9)...18
    5.10  Preferred Stock Interests in Marker (Marker Class 10)............19
    5.11  Common Stock Interests in Marker (Marker Class 11)...............19
ARTICLE VI.................................................................19
  PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
  INTERESTS AGAINST DNR USA................................................19
    6.1   First Security Bank Claim Against DNR USA (DNR USA Class 1)......19
    6.2   General Unsecured Claims Against DNR USA (DNR USA Class 2).......20
    6.3   Equity Interests in DNR USA (DNR USA Class 3)....................20
ARTICLE VII................................................................20
  PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
  INTERESTS AGAINST DNR N.A................................................21
    7.1   First Security Bank Claim Against DNR N.A. (DNR N.A. Class 1)....21
    7.2   General Unsecured Claims Against DNR N.A. (DNR N.A. Class 2).....22
    7.3   Equity Interests in DNR N.A. (DNR N.A. Class 3)..................22
ARTICLE VIII...............................................................22
  PROVISIONS FOR TREATMENT OF INTERCOMPANY CLAIMS..........................22
    8.1   Intercompany Claims..............................................22
ARTICLE IX.................................................................22
  ACCEPTANCE OR REJECTION OF THE PLAN......................................23
    9.1   Voting Rights....................................................23
    9.2   Class Acceptance Requirement.....................................23
    9.3   One Vote per Holder..............................................23
    9.4   Cramdown.........................................................23
ARTICLE X..................................................................23
  MEANS FOR IMPLEMENTATION OF THE PLAN.....................................23
    10.1  Transfers to Newco...............................................23
    10.2  Organization of Newco............................................24
    10.3  Issuance of Newco Equity Securities..............................24
    10.4  Assets and Liabilities of Newco..................................24
    10.5  Governance of Newco..............................................24
    10.6  Capitalization of Marker.........................................24
    10.7  Governance of Marker.............................................24
    10.8  Funding of Marker................................................25
    10.9  Cessation of Marker's Business...................................25
    10.10 Execution of Documents and Certain Other Actions on Or Prior to
          the Effective Date...............................................25
          10.10.1  Operating Agreement.....................................25
          10.10.2  Amended and Restated Certificate of
                   Incorporation and By-laws for Marker....................25
          10.10.3  Corporate Name..........................................26
          10.10.4  Dissolution of DNR USA and DNR N.A......................26
          10.10.5  Newco Financing Facility................................26
          10.10.6  Transfer of Patents to Newco............................26
          10.10.7  Termination of Collateral Assignment....................26
          10.10.8  Termination of Exclusive Distributorship
                   Agreement...............................................26
ARTICLE XI.................................................................26
  PROVISIONS AS TO DISTRIBUTIONS AND TREATMENT OF
  DISPUTED CLAIMS..........................................................26
    11.1  Distribution Responsibility......................................27
    11.2  Date of Distributions............................................27
    11.3  Delivery of Distributions........................................27
    11.4  Clear Title and Release of Liens.................................28
    11.5  Means of Cash Payment............................................28
    11.6  Prosecution of Claims Objections.................................28
    11.7  No Distributions Pending Allowance...............................26
    11.8  Distributions After Allowance....................................28
ARTICLE XII................................................................28
  EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................................28
    12.1  Assumed and Assigned Contracts...................................29
    12.2  Rejected Contracts...............................................29
    12.3  Claims Relating to Rejected Contracts............................29
ARTICLE XIII...............................................................29
  CONDITIONS PRECEDENT.....................................................29
    13.1  Conditions Precedent to Confirmation.............................29
    13.2  Conditions Precedent to the Effective Date.......................30
    13.3  Waiver of Conditions.............................................31
ARTICLE XIV................................................................31
  EFFECTS OF PLAN CONFIRMATION AND EFFECTIVENESS OF
  PLAN.....................................................................31
    14.1  Extent of Release................................................31
    14.2  Release by Debtors...............................................31
    14.3  Release by Creditors and Holders of Equity Interests.............32
    14.4  Injunction.......................................................32
    14.5  Discharge........................................................33
    14.6  No Liability for Solicitation....................................33
    14.7  Limitation of Liability..........................................33
    14.8  Other Documents and Actions......................................33
    14.9  Term of Injunctions or Stays.....................................34
    14.10 Registration Exemption...........................................34
    14.11 Transfer Tax Exemption...........................................34
    14.12 Miscellaneous....................................................34
ARTICLE XV.................................................................34
  RETENTION OF JURISDICTION................................................34
    15.1  Jurisdiction of the Bankruptcy Court.............................34
ARTICLE XVI................................................................36
  MISCELLANEOUS PROVISIONS.................................................36
    16.1   Payment of Statutory Fees.......................................36
    16.2   No Penalties....................................................36
    16.3   No Attorney's Fees..............................................36
    16.4   Rights of Action/Release of Preference Claims...................36
    16.5   No Admissions...................................................36
    16.6   Governing Law...................................................36
    16.7   Successors and Assigns..........................................36
    16.8   Modification of this Plan.......................................37
    16.9   Revocation of Plan..............................................37
    16.10  Severability....................................................37
    16.11  Inconsistencies.................................................37
    16.12  Notices.........................................................38
    16.13  Withholding and Reporting.......................................38
ARTICLE XVII...............................................................38
  EFFECT OF TERMINATION OF THE ASSET PURCHASE
  AGREEMENT................................................................38
    17.1   Effect of Termination on the Plan...............................38
    17.2   Effect of Termination on the Debtors' Property..................39

EXHIBITS TO THE PLAN

Exhibit 1: Newco Agreement (without Exhibits or Schedules)
Exhibit 2: Isomura Note
Exhibit 3: M&T Bank Note
Exhibit 4: List of Newco Assigned Contracts
Exhibit 5: List of Rejected Contracts
Exhibit 6: Form of Operating Agreement

          Marker International, DNR USA, Inc. and DNR North America, Inc. hereby propose the following first amended joint plan of reorganization pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101, ET seq.


                                    ARTICLE I

                      DEFINITIONS AND CONSTRUCTION OF TERMS

          1.1 DEFINITIONS. Except as expressly provided or unless the context otherwise requires, the following terms used herein and in the Disclosure Statement shall have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined. ANY CAPITALIZED TERM NOT DEFINED HEREIN WHICH IS DEFINED IN THE NEWCO AGREEMENT OR THE BANKRUPTCY CODE SHALL HAVE THE MEANING ASCRIBED TO IT IN THE NEWCO AGREEMENT OR THE BANKRUPTCY CODE.

          "ADMINISTRATIVE CLAIM" means a Claim arising on or after the Filing Date through the Confirmation Date for payment of an expense of a kind specified in Sections 503(b), 507(a)(1) or 507(b) of the Bankruptcy Code, including but not limited to Professional Claims that are Allowed under the Bankruptcy Code and an interim order or Final Order of the Court, and any fees or charges assessed against the Debtors' estates under Section 1930, Chapter 123, title 28, of the United States Code; and shall include the Breakup Fee (if any), and other amounts which become payable by Marker and/or its Subsidiaries under the Breakup Fee Order and/or the Newco Agreement including such amounts as are described in
Section 11.14(c) thereof and the Reimbursement Expenses.

          "ALLOWED" means, with respect to any Claim or Equity Interest, (a) any Claim against or Equity Interest in any of the Debtors which has been listed by the Debtors in their Schedules, as liquidated in amount and not disputed or contingent, and as to which no contrary proof of claim or interest has been filed or is otherwise not a Disputed Claim, (b) any Claim or Equity Interest as to which a proof of claim or interest has been filed within the applicable period of limitation fixed by the Court in accordance with Rule 3003(c)(3) of the Bankruptcy Rules as to which (i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or a Final Order, or (ii) no action has been commenced to avoid such Claim or Equity Interest prior to the Effective Date, or (iii) an objection has been interposed, to the extent such Claim or Equity Interest has been allowed (including temporarily allowed pursuant to Rule 3018(a) of the Bankruptcy Rules) (whether in whole or in part) by a Final Order, or (c) any Claim or Equity Interest specifically allowed under the provisions of this Plan.

          "ASSETS" means all of the right, title and interest of Marker in and to any property, of whatever kind and nature, whether real, personal or mixed, tangible or intangible, including without limitation the Subsidiary Common Stock Interests owned beneficially or of record by Marker, and all property of Marker's Estate.

          "ASSUMED LIABILITIES" means the liabilities described in Section 2.2(b) of the Newco Agreement as restructured and payable under the Plan.

          "ASSUMPTION ORDER" means the order of the Court dated September 14, 1999 approving, pursuant to Section 365(a) of the Bankruptcy Code, the assumption of the Distribution Agreement dated as of June 1, 1999 by and between Marker and Marker Canada, as amended by the Amendment Agreement dated as of June 1, 1999, by and among Marker, Marker Canada, Tecnica S.p.A. and Volkl International AG.

          "AVOIDANCE ACTION" means a Cause of Action which a trustee, debtor-in-possession or other appropriate party-in-interest, including Newco, may assert under Sections 542, 544, 545, 547, 548, 549, 550 or 551 of the
Bankruptcy Code.

          "BALLOT" means the form or forms distributed with this Plan to each holder of an Impaired Claim or Equity Interest upon which is to be indicated acceptance or rejection of this Plan.

          "BANKRUPTCY CODE" means title 11 of the United States Code, 11 U.S.C. ss.ss. 101 ET seq., as in effect on the date hereof and as the same may be amended from time to time hereafter.

          "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of title 28 of the United States Code as in effect on the date hereof and as the same may be amended from time to time hereafter.

          "BREAKUP FEE" means, in addition to the Reimbursement Expenses and the other obligations and liabilities of Marker and its Subsidiaries under Section 11.14(c) of the Newco Agreement, the $1,000,000 fee payable by Marker to Newco in Cash pursuant to Section 11.14(a) of the Newco Agreement in the event that
(i) any plan of reorganization other than this Plan is confirmed or (ii) any acquisition, merger, tender or exchange offer or other form of business combination or any disposition of all or any substantial part of the assets or the Equity Securities (as defined in the Newco Agreement) of Marker or any Subsidiary is consummated upon terms more favorable to the shareholders of Marker other than as contemplated by the Newco Agreement; provided however, that the Breakup Fee shall not be payable if Marker's failure to consummate the Sale is due to (i) circumstances beyond Marker's reasonable control so long as Marker is not in material breach of any representation, warranty or covenant contained in the Newco Agreement and Marker has not consummated or agreed to consummate an Alternative Sale (as defined in the Newco Agreement) or (ii) a material breach of the Newco Agreement by Newco. The Breakup Fee shall be due and payable promptly (and, in any event, within five days) after the occurrence of any of the events described in clause (i) or clause (ii) hereof.

          "BREAKUP FEE ORDER" means the order of the Court dated September 14, 1999 granting Newco and its Affiliates (as defined in the Newco Agreement), among other things, an administrative priority claim under Sections 503 and 507 of the Bankruptcy Code for the Breakup Fee, the Reimbursement Expenses and the other reimbursement and indemnification obligations of Marker and its Subsidiaries under Section 11.14(c) of the Newco Agreement and approving the payment thereof to Newco and its Affiliates.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday, or legal holiday as defined in Bankruptcy Rule 9006(a).

          "CANADIAN STOCKHOLDERS AGREEMENT" means the Shareholders Agreement dated as of June 18, 1999 among CT (acting for and on behalf of Newco), Marker, Marker Canada and LaPointe Rosenstein, as escrow agent, together with each of the distribution agreements attached thereto and made a part thereof, as the same may be amended, supplemented or otherwise modified from time to time.

          "CASH" means legal tender of the United States of America.

          "CAUSES OF ACTION" means any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

          "CHAPTER 11 CASES" means the chapter 11 cases commenced by the Debtors.

          "CLAIM" means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          "CLASS" means a category of holders of Claims or Equity Interests as designated in Article III of this Plan.

          "CLOSING" means the closing of the Sale pursuant to the terms and conditions of the Newco Agreement.

          "CLOSING DATE" means the date on which the Closing occurs pursuant to the terms and conditions of the Newco Agreement.

          "COLLATERAL" means any property or interest in property of the Debtors' Estates subject to a valid, perfected and enforceable Lien to secure the payment or performance of a Claim.

          "CONFIRMATION DATE" means the date on which the Confirmation Order is entered by the Court.

          "CONFIRMATION HEARING" means the hearing held by the Court to consider confirmation of this Plan pursuant to Section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

          "CONFIRMATION ORDER" means the order of the Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

          "COURT" means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or, to the extent there is no reference pursuant to Section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

          "CT" means CT Sports Holding AG, a corporation organized under the laws of Switzerland.

          "CURE COSTS" means amounts required to be paid by the Debtors under
Section 365(b)(1) of the Bankruptcy Code to cure all monetary defaults that are timely asserted by a non-Debtor party to executory contracts or unexpired leases in connection with the assumption of such executory contracts or unexpired leases pursuant to this Plan or any Final Order of the Court.

          "DEBTORS" means, collectively, Marker International, DNR USA, Inc. and DNR North America, Inc.

          "DEBTORS IN POSSESSION" means the Debtors in their respective capacity as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

          "DISCLOSURE STATEMENT" means the Disclosure Statement provided in accordance with the requirements of Section 1125 of the Bankruptcy Code that relates to this Plan.

          "DISPUTED CLAIM" means a Claim against any of the Debtors to the extent that (a) allowance of such Claim is the subject of an objection, appeal or motion to estimate or fix interposed by a party-in-interest, which objection, appeal or motion has not been determined by a Final Order, (b) the Claim is listed as disputed, contingent, or unliquidated on any Schedules filed with the Court, or (c) that portion of a filed Claim in excess of the amount of the Claim scheduled by the Debtors.

          "DNR N.A." means DNR North America, Inc., a Delaware corporation, and a wholly-owned Subsidiary of Marker.

          "DNR USA" means DNR USA, Inc., a Delaware corporation, and a wholly-owned Subsidiary of Marker.

          "EFFECTIVE DATE" means the first Business Day on which all of the conditions precedent specified in Section 13.2 of this Plan have been satisfied or waived in accordance with Section 13.3 of this Plan; provided, however, that the Effective Date shall not occur any earlier than the Closing Date.

          "ESTATE" means with respect to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code.

          "EQUITY INTEREST" means any capital stock or other ownership interest in any of the Debtors including, without limitation, the Preferred Stock Interests and the Marker Common Stock Interests, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire sell or subscribe for an ownership interest or other equity interest in any of the Debtors.

          "EXCLUDED ASSETS" means the Assets described in Section 2.1(b) of the Newco Agreement that are excluded from the Sale Assets.

          "FILING DATE" means August 19, 1999, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

          "FINAL ORDER" means an order or judgment of the Court or any other court of competent jurisdiction, as entered in the docket in the Chapter 11 Cases, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revisions, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending.

          "FIRST MORTGAGE" means the first mortgage granted by Marker to certain third parties in Marker's fee interest in the real property (including the land, the improvements and the fixtures) where its corporate headquarters is located pursuant to the Trust Deed with Assignment of Rents dated as of September 8, 1993 (as amended, supplemented or otherwise modified from time to time, the "TRUST DEED").

          "FIRST MORTGAGE CLAIM" means the Secured Claim of the existing holders of the First Mortgage arising under or relating to the Trust Deed and the other documents and instruments executed from time to time in connection therewith.

          "FIRST SECURITY" means First Security Bank, N.A.

          "FIRST SECURITY BANK CLAIM" means the entire Claim of First Security (which is an Allowed Secured Claim) against the Debtors arising under or relating to the First Security Secured Loan Documents, including, without limitation, principal, accrued interest and reasonable costs, fees (including reasonable attorneys' fees) and expenses.

          "FIRST SECURITY SECURED LOAN DOCUMENTS" means, collectively, (i) the Revolving Credit Agreement dated as of October 30, 1998, as amended, among First Security, as lender, and Marker, Marker, USA, Marker Ltd., DNR USA and DNR N.A., as borrowers (as amended to the date hereof, the "REVOLVING CREDIT AGREEMENT"),
(ii) the promissory notes issued pursuant thereto by the borrowers to First Security, (iii) the Collateral Documentation (as defined in the Revolving Credit Agreement) and (iv) any and all other documents, instruments and agreements relating to the foregoing.

          "FOREIGN EXCHANGE CONTRACT CLAIMS" means all Claims held by M&T Bank and Key Bank arising under or relating to the Foreign Exchange Contracts.

          "FOREIGN EXCHANGE CONTRACTS" means, collectively, (i) the Foreign Exchange Netting Agreement between Marker and M&T Bank dated May 1, 1997 and
(ii) the KeyBank National Association Foreign Exchange Transaction Terms and Conditions set forth in the written confirmations entered into from time to time with respect to each foreign exchange transaction between KeyBank and Marker, in each case in order to hedge against foreign currency fluctuations.

          "GENERAL UNSECURED CLAIM" means any unsecured Claim arising or accruing prior to the Filing Date, including but not limited to trade Claims and Claims arising under or relating to rejected executory contracts or leases.

          "GERMAN BANK AGREEMENTS" means, collectively, the various working capital loan agreements dated as of various dates between Marker Deutschland GmbH and the German Banks.

          "GERMAN BANKS" means, collectively, Hypo Vereinsbank and Deutsche Bank, AG.

          "GERMAN BANKS GUARANTEE CLAIMS" means the unsecured guarantee Claims of the German Banks arising under or relating to the Marker/German Banks Guarantees.

          "HYPO VEREINSBANK" means Bayerische Hypo - und Vereinsbank AG, a bank organized under the laws of the Federal Republic of Germany.

          "HYPO VEREINSBANK (NEW YORK) CLAIM" means the unsecured Claim of Hypo Vereinsbank (New York Branch) arising under or relating to the Hypo Vereinsbank Term Loan Agreement.

          "HYPO VEREINSBANK TERM LOAN AGREEMENT" means, collectively, (i) the Third Restated and Amended Promissory Note between Marker and Hypo Vereinsbank (acting through its New York Branch) dated April 15, 1998, and (ii) the Pledge Agreement and Conditional Assignment to Hypo Vereinsbank, effective as of June 26, 1995, as amended, pursuant to which Hypo Vereinsbank agreed to loan Marker the amount of DM 6,397,919.38 (U.S. $3.5 million).

          "IMPAIRED" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of
Section 1124 of the Bankruptcy Code.

          "INSURED PRODUCT LIABILITY CLAIMS" means all pre- and post-petition Claims arising as a result of alleged product liability or breach of product warranty relating to products manufactured and/or distributed by the Debtors which Claims are covered by insurance.

          "INTERCOMPANY CLAIM" means any Claim held or asserted by (i) any Debtor against any other Debtor, (ii) any Subsidiary of Marker against any Debtor, or (iii) any Debtor against any Subsidiary of Marker.

          "ISOMURA" means Isomura Sangyo Keisha Ltd., a Japanese corporation and the holder of all of Marker's Series A Bonds.

          "ISOMURA NOTE" means the five (5) year unsecured promissory note in the aggregate principal amount of $5,750,000 to be issued by Newco to Isomura on the Effective Date in full and complete satisfaction of the Series A Bonds Claim. The Isomura Note shall have the following principal terms: (i) principal amortization in four (4) equal annual installments of $750,000 commencing on the first anniversary of the date on which the Confirmation Order shall become a Final Order (hereafter, the "Final Confirmation Date") and the remaining principal amount of $2,750,000 to be payable on the fifth anniversary of the Final Confirmation Date; (ii) interest shall be paid annually until the second anniversary of the Final Confirmation Date and semi-annually thereafter at an interest rate of 2% per annum both before and after default until the fourth anniversary of the Final Confirmation Date and thereafter, the interest rate, both before and after default shall be the rate Isomura pays to the bank or other financial institution that funded the purchase of the Series A Bonds by Isomura or has taken over said position from the original funding bank or institution, provided said rate of interest does not exceed the prime lending rate extended by said bank or other financial institution on commercial loans in Japan from time to time plus one-half of one percent (.5%); and (iii) interest shall accrue under the Isomura Note commencing April 1, 1999. The Isomura Note shall be substantially in the form annexed to this Plan as Exhibit 2.

          "KEYBANK" means KeyBank National Association, a national banking organization.

          "KEYBANK NOTE" means the five (5) year unsecured promissory note in the aggregate principal amount of $364,694 to be issued jointly and severally by Newco and Marker Japan Co. Ltd. to KeyBank on the Effective Date. The KeyBank Note shall have the following other principal terms: (i) Principal Payments: (x) $273,520 annually during each of the first four years of the term (paid in 16 consecutive equal quarterly installments of $17,095, the first of which shall be paid ninety (90) days after the Effective Date); and (y) $91,172 during the fifth year of the term (in consecutive equal quarterly installments of $22,793); and (ii) interest shall be paid quarterly (together with each principal installment) at the rate of 2% per annum until the fourth anniversary of the Effective Date and thereafter until the maturity date at the prime lending rate extended by commercial banks on commercial loans in Japan from time to time plus one-half (1/2) of one (1) percent. The KeyBank Note shall be substantially in the form of the M&T Bank Note annexed to this Plan as Exhibit 3.

          "LIEN" has the meaning assigned to such term in Section 101(37) of the Bankruptcy Code.

          "LOCAL RULES" means the Local Bankruptcy Rules of the United States Bankruptcy Court for the District of Delaware, as in effect on the date hereof and as the same may be amended from time to time.

          "M&T BANK" means Manufacturers and Traders Trust Company, a trust company organized and existing under the laws of the State of New York.

          "M&T BANK NOTE" means the five (5) year unsecured promissory note in the aggregate principal amount of $1,050,000 to be issued jointly and severally by Newco and Marker Japan Co. Ltd. to M&T Bank on the Effective Date. The M&T Bank Note shall have the following other principal terms: (i) Principal
Payments: (x) $200,000 annually during each of the first four years of the term (in consecutive equal quarterly installments of $50,000, the first of which shall be paid ninety (90) days after the Effective Date); and (y) $250,000 during the fifth year of the term (in consecutive equal quarterly installments of $62,500); and (ii) interest shall be paid quarterly (together with each principal installment) at the rate of 2% per annum until the fourth anniversary of the Effective Date and thereafter until the maturity date at the prime lending rate extended by commercial banks on commercial loans in Japan from time to time plus one-half (1/2) of one (1) percent. The M&T Bank Note shall be substantially in the form annexed to this Plan as Exhibit 3.

          "MARKER" means Marker International, a Utah corporation.

          "MARKER CANADA" means Marker Canada, Ltd., a Canadian corporation.

          "MARKER COMMON STOCK INTERESTS" means the common stock, par value $.01 per share, of Marker issued and outstanding as of the Record Date.

          "MARKER/GERMAN BANKS GUARANTEES" means, collectively, (i) the Guarantee Agreement dated as of August 1, 1990 among Marker, Marker USA and Hypo Vereinsbank pursuant to which each of Marker and Marker USA guaranteed Marker Deutschland GmbH 's obligations to Hypo Vereinsbank under the German Bank Agreements in the amount of DM 80,000,000, and (ii) the Guarantee Agreement dated as of April 30, 1998 among Marker, Marker USA and Deutsche Bank AG pursuant to which each of Marker and Marker USA guaranteed Marker Deutschland GmbH's obligations to Deutsche Bank AG under the German Bank Agreements in the amount of DM 40,000,000

          "NEW FINANCING FACILITY" means a new credit facility to be provided to Newco or the Subsidiaries on or before the Closing Date by one or more financial institutions in order to provide Newco and such Subsidiaries with working capital following the Closing in amounts and pursuant to terms and conditions reasonably satisfactory to Newco.

          "NEWCO" means Marker International GmbH, a Swiss GmbH, duly organized under the laws of Switzerland, and a wholly-owned subsidiary of CT (prior to giving effect to the transactions which will take place on the Effective Date).

          "NEWCO AGREEMENT" means the Asset Purchase Agreement dated as of July 30, 1999, as amended by the Amendment to Asset Purchase Agreement dated as of September 20, 1999, between Newco, as Buyer, and Marker, as Seller, providing for the sale of substantially all of Marker's Assets. A copy of the Newco Agreement (without exhibits or schedules) is annexed to this Plan as Exhibit 1.

          "NEWCO EQUITY SECURITIES" means 15% of the equity interest of Newco which shall be issued and outstanding on the Effective Date.

          "OPERATING AGREEMENT" means that certain agreement by and among CT, Newco and Marker dated as of the Closing Date together with the protocol annexed thereto, a form of which is annexed to this Plan as Exhibit 6.

          "PIERO" means Piero G. Ruffinengo, a former employee of Marker, and the plaintiff in the Piero Lawsuit.

          "PIERO CASH PAYMENT" means the Cash payment to be made by Newco to Piero in the amount of $350,000 pursuant to the terms of the Piero Settlement and the Plan. Interest shall accrue on the Piero Cash Payment from the date of payment of the $100,000 initial payment required to be paid by Marker to Piero under the Piero Settlement until the date of payment of the Piero Cash Payment authorized by Section 5.7 of this Plan at a rate per annum equal to the prime rate charged from time to time by First Security Bank plus 1%.

          "PIERO CLAIMS" means all the Claims of Piero against Marker and its Subsidiaries including those claims asserted by Piero in the Piero Lawsuit and any Claims for unpaid wages and/or severance arising from services rendered by Piero to Marker and/or any of its Subsidiaries.

          "PIERO LAWSUIT" means the civil action commenced by Piero against Marker and certain of its officers and directors on March 22, 1999, in the Third Judicial District Court for Salt Lake County, State of Utah, entitled RUFFINENGO
V. MARKER INTERNATIONAL, PETER WEAVER, JOHN G. MCMILLIAN, HANK TAUBER, VINTON SUMMERVILLE, GRAHAM ANDERSON AND BOB SIND, Civ. No. 990903167, alleging, among other things, claims of breach of contract and failure to pay wages, and seeking, among other things, injunctive relief and a declaratory judgment that Marker does not have authority to demand that Piero transfer his rights to certain intellectual property to Marker or any other person or entity, including any of its Subsidiaries.

          "PIERO SETTLEMENT" means the settlement embodied in the letter agreement between Marker and Piero dated August 17, 1999, the material economic terms of which are summarized in the Disclosure Statement and Section 5.7 of this Plan.

          "PLAN" means this joint Chapter 11 plan of reorganization, including the exhibits and schedules hereto, as the same may be amended, modified or supplemented as and to the extent permitted herein, by the Newco Agreement, and by the Bankruptcy Code.

          "PREFERRED STOCK INTERESTS" means all the issued and outstanding shares of Marker Series B Preferred Stock, $0.01 par value, issued by Marker to Henry E. Tauber.

          "PRIORITY CLAIM" means any Claim entitled to priority pursuant to
Section 507(a) of the Bankruptcy Code other than an Administrative Claim or Priority Tax Claim.

          "PRIORITY TAX CLAIM" means any Claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code.

          "PROCEEDS" means all cash or other property paid by Newco under the Newco Agreement and the Restructuring Documents (as defined in the Newco Agreement) on or after the Closing of the Newco Agreement.

          "PROFESSIONAL" means any attorneys, accountants, investment advisors and other similar professionals employed or to be compensated pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code and an interim order or Final Order of the Court, except with respect to post-confirmation fees and expenses which shall be payable by Marker without the need of Court approval.

          "PRO RATA" means, with respect to any distribution to a Class under this Plan, proportionate sharing pursuant to which the ratio of the amount distributed on account of an Allowed Claim to the amount of such Allowed Claim is the same as the ratio of the total amount distributed to such Class to the total amount of all Allowed Claims and Disputed Claims in such Class.

          "RECORD DATE" means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Equity Interests which date shall be the date on which the Court enters an order pursuant to Section 1125 of the Bankruptcy Code approving the Disclosure Statement.

          "REIMBURSEMENT EXPENSES" means all out-of-pocket expenses and fees (including but not limited to reasonable fees, expenses and disbursements of counsel, accountants, investment bankers and other representatives of Newco and its Affiliates) incurred by them or in connection with the transactions contemplated by the Newco Agreement and the Plan, the Chapter 11 Case and the negotiation, execution or performance of the Newco Agreement and any related investigations and due diligence analysis of Marker and its Subsidiaries, which are immediately due and payable by Marker to Newco in the event that the Newco Agreement is terminated or abandoned for any reason (except in the event that (a) Marker terminates the Newco Agreement in accordance with its terms or due to a material breach of the Newco Agreement by Newco; provided that failure of a condition to Newco's obligation to consummate the transactions contemplated by the Newco Agreement shall not by itself constitute a material breach by Newco, or (b) Newco terminates the Newco Agreement other than as a result of a material breach of Marker of any representation, warranty or covenant under the Newco Agreement or pursuant to Section 9.1(e) of the Newco Agreement).

          "SALE" means the sale of the Sale Assets to Newco pursuant to the terms and conditions of the Newco Agreement.

          "SALE ASSETS" means the Assets described in Section 2.1(a) of the Newco Agreement to be sold, assigned and conveyed by Marker to Newco.

          "SCHEDULES" means the schedules of assets and liabilities, statement of financial affairs, and lists of holders of Claims and Equity Interests filed with the Court by the Debtors, including any amendments or supplements thereto.

          "SECURED CLAIM" means a Claim which is secured by a valid, perfected and enforceable Lien on the Collateral, to the extent of the value of the interest of the holder of such Secured Claim in such property as agreed to by the Debtors and the holder of such Secured Claim, or as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code.

          "SERIES A BONDS" means the Series A Bonds issued by Marker to Isomura in the aggregate principal amount of $19 million.

          "SERIES A BONDS CLAIM" means the unsecured Claim of Isomura arising under or relating to the Series A Bonds.

          "SMALL GENERAL UNSECURED CLAIM" means a General Unsecured Claim not otherwise classified in this Plan in Marker Classes 3, 4, 5, 6, 7 or 8 and equal to $100,000 or less.

          "SUBSIDIARIES" means Marker Ltd., Marker USA, Marker Deutschland GmbH, Marker AG, Marker Japan Co., Ltd., Marker Austria, GmbH, Marker Canada, DNR Japan Co., Ltd., DNR USA and DNR N.A.

          "SUBSIDIARY COMMON STOCK INTERESTS" means, collectively, the issued and outstanding shares of common stock of the Subsidiaries.

          "TAX NOTE" means a note to be issued by Newco in the amount of an Allowed Priority Tax Claim payable over a period of six years from the date of assessment, bearing interest at the applicable statutory interest rate commencing on the Effective Date.

          "TAUBER CLAIM" means Tauber's Allowed Claim against Marker in the principal amount of $1,500,000 arising on account of Tauber's Preferred Stock Interests.

          "TAUBER PAYMENT OBLIGATIONS" means Newco's obligations under this Plan to assume and pay the Tauber Claim as follows: (a) three equal annual consecutive installments of the principal of the Tauber Claim of $150,000 each, the first of which shall be due and payable on June 1, 2000 and the second and third on the same day of each succeeding year; and (b) four equal annual consecutive installments of the principal of the Tauber Claim of $262,500 each, the first of which shall be due and payable on June 1, 2003 and the remaining three on the same day of each succeeding year until paid in full on June 1, 2006. Simple interest at the rate of 5% per annum shall accrue on all installments of the principal of the Tauber Claim that have not been paid, in whole or in part, on their respective due dates; provided that interest shall only commence as and from the later of June 1, 2003 and the date such installment was due and payable. Newco shall have the right any time and from time to time to defer, without premium or penalty, the payment (in whole or in part) of any installment of principal and the payment of any accrued interest thereon up to and including June 1, 2007. Tauber shall have no recourse against Newco for failure to pay Tauber any principal installment when due; provided that all amounts due Tauber under this Plan shall be paid on or before June 1, 2007.

          1.2 INTERPRETATION AND RULES OF CONSTRUCTION. Unless otherwise specified, all section, article and exhibit references in this Plan are to the respective section in, article of, and exhibit to, this Plan, as the same may be amended, waived or modified from time to time. Captions and heading to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.


                                   ARTICLE II

                       ACQUISITION OF MARKER'S SALE ASSETS

          2.1 ACQUISITION AGREEMENT. This Plan is based upon the Newco Agreement attached hereto as Exhibit 1, and all terms and provisions of the Newco Agreement are incorporated in this Plan by reference. In the event of any inconsistency between this Plan and the Newco Agreement, the provisions of the Newco Agreement shall govern.

          2.2 APPROVAL OF ACQUISITION. This Plan constitutes a motion for approval of the Newco Agreement. Confirmation of this Plan shall constitute approval by the Court of such motion, and the Confirmation Order shall contain findings supporting and conclusions providing for Newco's purchase of the Sale Assets and the assumption of the Assumed Liabilities on the terms set forth in the Newco Agreement.

          2.3 EFFECT OF ACQUISITION. Pursuant to the Newco Agreement and this Plan, on the Effective Date, CT will own an 85% equity interest in Newco on a fully diluted basis and Marker will own the Newco Equity Securities representing 15% of all of Newco's issued and outstanding equity securities on a fully diluted basis. On the Effective Date, all Assets and property of the Estate of Marker, except for the Excluded Assets (including Marker's fee simple interest in the real property (including the land, the improvements and the fixtures) where its corporate headquarters is located which shall be transferred to Marker
USA), shall be transferred and assigned to Newco free and clear of all Liens and Claims except as otherwise provided in this Plan.


                                   ARTICLE III

              DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

          3.1 UNCLASSIFIED CLAIMS: ADMINISTRATIVE, PRIORITY AND PRIORITY TAX CLAIMS.. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Claims and Priority Tax Claims are not separately classified under this Plan, but shall receive the treatment specified in Article IV. Administrative, Priority and Priority Tax Claims apply separately to each Debtor.

          3.2 CLASSIFIED CLAIMS. The following Classes of Claims against, and Equity Interests in, the Debtors are designated pursuant to and in accordance with Section 1123(a)(1) of the Bankruptcy Code:

               3.2.1 CLAIMS AND EQUITY INTERESTS AGAINST MARKER

                    (a)  First Security Bank Claim Against Marker (Marker Class
                         1).

                    (b)  First Mortgage Claim Against Marker (Marker Class 2).

                    (c) Hypo Vereinsbank (New York) Claim Against Marker (Marker Class 3).

                    (d)  Series A Bonds Claim Against Marker (Marker Class 4).

                    (e) German Banks Guarantee Claims Against Marker (Marker Class 5).

                    (f) Foreign Exchange Contract Claims Against Marker (Marker Class 6).

                         (i) Class 6A - M&T Bank's Foreign Exchange Contract Claims

                         (ii) Class 6B - KeyBank's Foreign Exchange Contract
                              Claims

                    (g)  Piero Claims Against Marker (Marker Class 7).

                    (h)  Insured Product Liability Claims (Marker Class 8).

                    (i) Small General Unsecured Claims Against Marker (Marker Class 9).

                    (j)  Preferred Stock Interests in Marker (Marker Class 10).

                    (k)  Common Stock Interests in Marker (Marker Class 11).

               3.2.2 CLAIMS AND EQUITY INTERESTS AGAINST DNR USA

                    (a) First Security Bank Claim Against DNR USA (DNR USA Class 1).

                    (b)  General Unsecured Claims Against DNR USA (DNR USA Class
                         2).

                    (c)  Equity Interests in DNR USA (DNR USA Class 3).

               3.2.3 CLAIMS AND EQUITY INTERESTS AGAINST DNR N.A.

                    (a) First Security Bank Claim Against DNR N.A. (DNR N.A. Class 1).

                    (b) General Unsecured Claims Against DNR N.A. (DNR N.A. Class 2).

                    (c)  Equity Interests in DNR N.A. (DNR N.A. Class 3).


                                   ARTICLE IV

        PROVISIONS FOR PAYMENT OF ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS
                             AND PRIORITY TAX CLAIMS

          4.1 ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim against any of the Debtors (other than holders of Allowed Professional Claims which shall be paid by Marker) shall receive from Newco in full satisfaction thereof (A) one hundred percent (100%) of the amount of such Allowed Administrative Claim, in Cash, on or soon as practicable after the later of: (i) the Effective Date; (ii) the date such Claim (or a portion thereof) is Allowed or on which such Allowed Administrative Claim becomes due and payable; or (iii) in the case of Professional Claims, upon entry of an order of the Court authorizing the payment of such Claims (PROVIDED, HOWEVER, that professional fees incurred subsequent to the Confirmation Date shall be paid by Marker without the need for approval of the Court); or (B) such other treatment as may be agreed to by the holder of such Allowed Administrative Claim and the Debtors and/or Newco (as the case may be), or as may be ordered by the Court.

          Administrative Claims are not Impaired under the Plan and, pursuant to
Section 1126(f) of the Bankruptcy Code, holders of Allowed Administrative Claims are conclusively deemed to have accepted the Plan and shall not be entitled to vote on the Plan.

          4.2 PRIORITY CLAIMS. With respect to each Debtor, each holder of an Allowed Priority Claim shall receive from Newco in full satisfaction thereof one hundred percent (100%) of the amount of such Allowed Priority Claim, in Cash, on or soon as practicable after the later of (i) the Effective Date, (ii) the date such Claim (or a portion thereof) is Allowed or on which such Allowed Priority Claim becomes due and payable or (iii) as otherwise agreed to by the holder of such Allowed Priority Claim and Newco, or as may be ordered by the Court.

          Priority Claims are not Impaired under the Plan and, pursuant to
Section 1126(f) of the Bankruptcy Code, holders of Allowed Priority Claims are conclusively deemed to have accepted the Plan and shall not be entitled to vote on the Plan.

          4.3 PRIORITY TAX CLAIMS. With respect to each Debtor, on the Effective Date, each holder of an Allowed Priority Tax Claim shall receive from Newco a Tax Note that complies with the requirements of Section 1129(a)(9)(C) of the Bankruptcy Code or such other, more favorable treatment, as Newco shall elect.


                                    ARTICLE V

         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS AGAINST
                                     MARKER

          5.1 FIRST SECURITY BANK CLAIMS AGAINST MARKER (MARKER CLASS 1)

               (a) IMPAIRMENT AND VOTING. Marker Class 1 is Impaired under the Plan. First Security Bank shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. On the Effective Date, the holder of the Allowed First Security Bank Claim shall receive from Newco, in full and complete satisfaction thereof, Cash equal to the Allowed amount of such Claim.

               (c) RELEASE OF LIENS. On the Effective Date, conditioned upon its receipt of payment in full as provided in Section 5.1(b), the holder of the Marker Class 1 Claim shall release and satisfy, and be deemed to have released and satisfied, its Liens on the Collateral, including any Liens on collateral held by any non-debtor affiliate or Subsidiary of Marker. The collateral agent and/or the holder of the Class 1 Claim shall execute and deliver such documents in connection with the foregoing as may be reasonably required by the Debtors or Newco.

          5.2  FIRST MORTGAGE CLAIM AGAINST MARKER (MARKER CLASS 2)

               (a) IMPAIRMENT AND VOTING. Marker Class 2 is Impaired under the Plan. The holder of the First Mortgage Claim shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the Allowed First Mortgage Claim against Marker, on the Effective Date, the property subject to the First Mortgage shall be transferred to Marker USA and the obligations under the First Mortgage shall be jointly and severally paid and performed by Newco, Marker USA and Marker Ltd. in accordance with the First Mortgage; provided that Marker's right, title and interest to the real property covered by the First Mortgage shall be transferred to Marker USA on the Effective Date of the Plan and the holder of the First Mortgage Claim shall have a first mortgage from Marker USA.

          5.3  HYPO VEREINSBANK (NEW YORK) CLAIM AGAINST MARKER (MARKER CLASS 3)

               (a) IMPAIRMENT AND VOTING. Marker Class 3 is Impaired under the Plan. Although Hypo Vereinsbank will not receive any distribution or retain any property under the Plan and is deemed to have rejected the Plan pursuant to
Section 1126(g) of the Bankruptcy Code, Hypo Vereinsbank has agreed to accept the treatment accorded to it in the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. On the Effective Date, Hypo Vereinsbank (New York) shall forgive, in full, the outstanding indebtedness of Marker under the Hypo Vereinsbank Term Loan Agreement in full and complete satisfaction of the Hypo Vereinsbank (New York) Claim, and Hypo Vereinsbank shall not be entitled to any distributions under the Plan on account of the Hypo Vereinsbank (New York) Claim.

          5.4  SERIES A BONDS CLAIM AGAINST MARKER (MARKER CLASS 4)

               (a) IMPAIRMENT AND VOTING. Marker Class 4 is Impaired under the Plan. Isomura, the holder of the Allowed Series A Bonds Claim, shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the Series A Bonds Claim, Isomura, the holder of the Allowed Series A Bonds Claim shall receive, on the Effective Date, the Isomura Note, to be issued by Newco, in the aggregate principal amount of $5,750,000.

          5.5  GERMAN BANKS GUARANTEE CLAIMS AGAINST MARKER (MARKER CLASS 5)

               (a) IMPAIRMENT AND VOTING. Marker Class 5 is Impaired under the Plan. Although the German Banks will not receive any distribution or retain any property under the Plan and are deemed to have rejected the Plan pursuant to
Section 1126(g) of the Bankruptcy Code, the German Banks have agreed to accept the treatment accorded to them in the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. The German Banks shall receive no distribution under the Plan on account of the German Banks Guarantee Claims. Pursuant to the Plan, the German Banks shall release Marker's and Marker USA's guarantees of Marker Deutschland GmbH's obligations to the German Banks under the German Bank Agreements in full and complete satisfaction of the German Banks Guarantee Claims.

          5.6  FOREIGN EXCHANGE CONTRACT CLAIMS AGAINST MARKER (MARKER CLASS 6)

               5.6.1 M&T BANK'S FOREIGN EXCHANGE CONTRACT CLAIMS (MARKER CLASS
6A)

               (a) IMPAIRMENT AND VOTING. Marker Class 6A is Impaired under the Plan. M&T Bank shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of M&T Bank's Foreign Exchange Contract Claims against Marker, on the Effective Date M&T Bank shall receive (i) from Newco and Marker Japan Co. Ltd. the M&T Note (and such other documents and agreements as may be mutually agreed to by Newco and M&T Bank) and (ii) from Newco Cash in an amount equal to $788,000.

               5.6.2 KEYBANK'S FOREIGN EXCHANGE CONTRACT CLAIMS (MARKER CLASS
6B)

               (a) IMPAIRMENT AND VOTING. Marker Class 6B is Impaired under the Plan. KeyBank shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of KeyBank's Foreign Exchange Contract Claims against Marker, on the Effective Date KeyBank shall receive (i) from Newco and Marker Japan Co. Ltd. the KeyBank Note and (ii) from Newco Cash in an amount equal to $273,840.

          5.7  PIERO CLAIMS AGAINST MARKER (MARKER CLASS 7)

               (a) IMPAIRMENT AND VOTING. Marker Class 7 is unimpaired under the Plan. Piero shall not be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the Piero Claims, pursuant to and in accordance with the terms of the Piero Settlement Agreement, within five (5) business days after the Effective Date, Piero shall receive, from Newco, the Piero Cash Payment.

          5.8  INSURED PRODUCT LIABILITY CLAIMS (MARKER CLASS 8)

               (a) IMPAIRMENT AND VOTING. Marker Class 8 is not Impaired under the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each holder of an Allowed Insured Product Liability Claim in Marker Class 8 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. Allowed Insured Product Liability Claims (including applicable deductibles under Marker's insurance policies) are being assumed by Newco pursuant to Section 2.2(b)(ii) of the Asset Purchase Agreement and will be paid by the insurer or, in the case of any applicable deductible amount, by Newco, in the ordinary course of business.

          5.9  SMALL GENERAL UNSECURED CLAIMS AGAINST MARKER (MARKER CLASS 9)

               (a) IMPAIRMENT AND VOTING. Marker Class 9 is not Impaired under the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each holder of an Allowed Small General Unsecured Claim in Marker Class 9 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the Small General Unsecured Claims, holders of Allowed Marker Class 9 Claims will receive from Newco one hundred (100%) percent of their Allowed Claims in Cash on the later of (i) the Effective Date, (ii) the date such Claims (or a portion thereof) are Allowed or on which an Allowed Claim comes due, or (iii) as otherwise agreed to by the claimant and Newco.

          5.10 PREFERRED STOCK INTERESTS IN MARKER (MARKER CLASS 10)

               (a) IMPAIRMENT AND VOTING. Marker Class 10 is Impaired under the Plan. The holder of the Allowed Preferred Stock Interests in Marker shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the Preferred Stock Interests, on the Effective Date Newco shall assume the Tauber Claim and shall pay, as and when due, the Tauber Payment Obligations in accordance with the terms hereof.

          5.11 COMMON STOCK INTERESTS IN MARKER (MARKER CLASS 11)

               (a) IMPAIRMENT AND VOTING. Marker Class 11 is Impaired under the Plan. Each holder of an Allowed Common Stock Interest in Marker shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. Each holder of a Class 11 Common Stock Interest in Marker shall retain its Marker Common Stock and shall not receive any distribution under the Plan. On the Effective Date, Marker will own the Newco Equity Securities in lieu of 100% of the capital stock of the Subsidiaries. Pursuant to the Operating Agreement, holders of Common Stock Interests in Marker may receive (i) Cash (subject to certain adjustments set forth in the Newco Agreement and/or the Operating Agreement) if CT exercises its option under the Operating Agreement to purchase all of the Common Stock Interests in Marker for such Equity Interests' Fair Market Value (as defined in the Operating Agreement) or, alternatively, (ii) an interest in Newco if such purchase option is not exercised prior to Marker's dissolution.


                                   ARTICLE VI

         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS AGAINST
                                     DNR USA

          6.1  FIRST SECURITY BANK CLAIM AGAINST DNR USA (DNR USA Class 1)

               (a) IMPAIRMENT AND VOTING. DNR USA Class 1 is Impaired under the Plan. First Security Bank shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. On the Effective Date, First Security Bank shall receive the treatment provided to it in Marker Class 1 in full and complete satisfaction of its Claim against DNR USA; provided, however, that First Security Bank shall be entitled to only one satisfaction in full under the Plan.

               (c) RELEASE OF LIENS. On the Effective Date, conditioned upon its receipt of payment in full as provided in Section 5.1(b), the holder of the DNR USA Class 1 Claim shall release and satisfy, and be deemed to have released and satisfied, its Liens on the Collateral, including any Liens on collateral held by any non-debtor affiliate or Subsidiary of Marker. The collateral agent and/or the holder of the Class 1 Claim shall execute and deliver such documents in connection with the foregoing as may be reasonably required by the Debtors or Newco.

          6.2  GENERAL UNSECURED CLAIMS AGAINST DNR USA (DNR USA CLASS 2)

               (a) IMPAIRMENT AND VOTING. DNR USA Class 2 is not Impaired under the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each holder of an Allowed General Unsecured Claim in DNR USA Class 2 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the General Unsecured Claims, holders of Allowed DNR USA Class 2 Claims will receive from Newco one hundred (100%) percent of their Allowed Claims in Cash on the later of (i) the Effective Date, (ii) the date such Claims (or a portion thereof) are Allowed or on which an Allowed Claim comes due, or
(iii) as otherwise agreed to by the claimant and Newco.

          6.3  EQUITY INTERESTS IN DNR USA (DNR USA CLASS 3)

               (a) IMPAIRMENT AND VOTING. DNR USA Class 3 is Impaired under the Plan. Although Marker, the sole holder of Equity Interests in DNR USA, will not receive or retain any property under the Plan on account of its Equity Interests and is conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code, Marker, as the holder of the DNR USA Class 3 Equity Interests, has agreed to accept the treatment accorded to it in the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. Marker, the holder of the Class 3 Equity Interests in DNR USA, shall not receive any distributions under this Plan on account of such Equity Interests, and the DNR USA Equity Interests shall be canceled and extinguished on the Effective Date without any further act or action under any applicable agreement, law, regulation, order or rule.

                                   ARTICLE VII

         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS AGAINST
                                    DNR N.A.

          7.1  FIRST SECURITY BANK CLAIM AGAINST DNR N.A. (DNR N.A. Class 1)

               (a) IMPAIRMENT AND VOTING. DNR N.A. Class 1 is Impaired under the Plan. First Security Bank shall be entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. On the Effective Date, First Security Bank shall receive the treatment provided to it in Marker Class 1 in full and complete satisfaction of its Claim against DNR N.A.; provided, however, that First Security Bank shall be entitled to only one satisfaction in full under the Plan.

               (c) RELEASE OF LIENS. On the Effective Date, conditioned upon its receipt of payment in full as provided in Section 5.1(b), the holder of the DNR N.A. Class 1 Claim shall release and satisfy, and be deemed to have released and satisfied, its Liens on the Collateral, including any Liens on collateral held by any non-debtor affiliate or Subsidiary of Marker. The collateral agent and/or the holder of the Class 1 Claim shall execute and deliver such documents in connection with the foregoing as may be reasonably required by the Debtors or Newco.

          7.2  GENERAL UNSECURED CLAIMS AGAINST DNR N.A. (DNR N.A. CLASS 2)

               (a) IMPAIRMENT AND VOTING. DNR N.A. Class 2 is not Impaired under the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each holder of an Allowed General Unsecured Claim in DNR N.A. Class 2 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. In full and complete satisfaction of the General Unsecured Claims Against DNR N.A., holders of Allowed DNR N.A. Class 2 Claims will receive from Newco one hundred (100%) percent of their Allowed Claims in Cash on the later of (i) the Effective Date,
(ii) the date such Claims (or a portion thereof) are Allowed or on which an Allowed Claim comes due, or (iii) as otherwise agreed to by the claimant and Newco.

          7.3  EQUITY INTERESTS IN DNR N.A. (DNR N.A. CLASS 3)

               (a) IMPAIRMENT AND VOTING. DNR N.A. Class 3 is Impaired under the Plan. Although Marker, the sole holder of Equity Interests in DNR N.A., will not receive or retain any property under the Plan on account of its Equity Interests and is conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code, Marker, as the holder of the DNR N.A. Class 3 Equity Interests, has agreed to accept the treatment accorded to it in the Plan.

               (b) TREATMENT AND DISTRIBUTIONS. Marker, the holder of the Class 3 Equity Interests in DNR N.A. shall not receive any distributions under this Plan on account of such Equity Interests, and the DNR N.A. Equity Interests shall be canceled and extinguished on the Effective Date without any further act or action under any applicable agreement, law, regulation, order or rule.


                                  ARTICLE VIII

                 PROVISIONS FOR TREATMENT OF INTERCOMPANY CLAIMS

          8.1 INTERCOMPANY CLAIMS. As of the Effective Date, except as set forth on Schedule 4.18 to the Newco Agreement, which Schedule is annexed hereto as
Exhibit 9, all Intercompany Claims (including without limitation, any contribution or similar claim Marker may have against its Subsidiaries for payment of the First Security Bank Claim) shall be canceled.


                                   ARTICLE IX

                       ACCEPTANCE OR REJECTION OF THE PLAN

          9.1 VOTING RIGHTS. Each holder of an Impaired Claim against or Equity Interest in the Debtors as of the Record Date shall be entitled to vote to accept or reject this Plan within the class of Claims or Equity Interests that such holder's Claim or Equity Interest is classified hereunder.

          9.2. CLASS ACCEPTANCE REQUIREMENT. A Class of Claims shall have accepted this Plan if it is accepted by at least two-thirds in dollar amount and one-half in number of the holders of Allowed Claims in such class that have timely and properly voted to accept or reject this Plan. A Class of Equity Interests shall have accepted this Plan if its accepted by at least two-thirds in amount of Allowed Equity Interests in such class that have timely and properly voted to accept or reject this Plan.

          9.3. ONE VOTE PER HOLDER. If a holder of a Claim holds more than one Claim or Equity Interest in any one Class, all Claims or Equity Interests of such holder in such Class shall be aggregated and deemed to be one Claim or Equity Interest for purposes of determining the number and amount of Claims or Equity Interests in such Class voting on this Plan.

          9.4. CRAMDOWN. If any impaired Class of Claims or Equity Interests shall not have accepted this Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors (subject to Newco's prior approval) reserve the right to (a) request the Court to confirm this Plan pursuant to Section 1129(b) of the Bankruptcy Code, or (b) modify this Plan in accordance with Section 16.8 hereof.


                                    ARTICLE X

                      MEANS FOR IMPLEMENTATION OF THE PLAN

          10.1 TRANSFERS TO NEWCO.

               a. On the Effective Date, pursuant to the Newco Agreement, Marker will transfer or cause to be transferred to Newco all property of the Estate, including, but not limited to, all assets of Marker utilized in its business operations (other than the Excluded Assets) and all Equity Securities of the Subsidiaries; provided, however, that (i) the property subject to the First Mortgage which constitutes Marker's corporate headquarters shall be transferred to Marker USA and (ii) the Equity Interests in DNR USA and DNR N.A. will be canceled and extinguished.

               b. On the Effective Date, pursuant to the Newco Agreement and in accordance with the terms hereof and the documents and instruments executed and delivered by Newco in connection herewith, Newco shall assume and agrees to pay, perform, discharge and satisfy when due the Assumed Liabilities, including such treatment of Allowed Claims against Marker as set forth in this Plan that constitute Assumed Liabilities.

          10.2 ORGANIZATION OF NEWCO. Newco is organized as a GmbH under the laws of Switzerland. Newco shall have the partnership power and authority to issue the Newco Equity Securities. The governance of Newco will be carried out in accordance with Newco's Articles of Association, the Operating Agreement and the applicable laws of Switzerland.

          10.3 ISSUANCE OF NEWCO EQUITY SECURITIES. Pursuant to the Newco Agreement and the Operating Agreement, Newco shall issue the Newco Equity Securities which shall contain the terms described in the Disclosure Statement.

          10.4 ASSETS AND LIABILITIES OF NEWCO. On the Effective Date, Newco will own the Sale Assets, including, among other assets, 100% of the issued and outstanding capital stock of the Subsidiaries (other than DNR USA and DNR N.A.), free and clear of all Liens, Claims and encumbrances except as otherwise expressly provided for herein. As of the Effective Date, Newco's only other material assets will consist of (i) the capital contributions and other investments made by CT in an aggregate amount equal to $13,974,499 and (ii) the equity securities issued to Newco pursuant to the Canadian Stockholders Agreement. As of the Effective Date, Newco will assume the Assumed Liabilities pursuant to Section 10.1 of this Plan.

          10.5 GOVERNANCE OF NEWCO. The business and affairs of Newco will be managed by and under the direction of the Board of Managing Partners (the "Board"). The Board shall consist of not less than four or more than seven managing members. Pursuant to the terms of the Operating Agreement, Marker shall be entitled, but not required, to nominate one managing member of the Board; provided, however, that such nominee shall be acceptable to CT. CT shall be entitled, but not required, to nominate the remaining managing members of the Board. The identities of the initial managing members of the Board as well as the identities of the officers of Newco will be disclosed at or prior to the Confirmation Hearing.

          10.6 CAPITALIZATION OF MARKER. On the Effective Date, the authorized capital stock of Marker shall consist only of common stock, with 25,000,000 shares authorized, $0.01 par value and approximately 11,140,577 shares outstanding.

          10.7 GOVERNANCE OF MARKER. On the Effective Date, the business and affairs of Marker will be managed by and under the direction of a Board of Directors which shall consist of three members. The identities of the members of the Board of Directors as well as the identities of the officers of Marker are identified will be disclosed at or prior to the Confirmation Hearing.

          10.8 FUNDING OF MARKER. Pursuant to Section 7.8 of the Newco Agreement and so long as Marker is not in default of any of its obligations under the Newco Agreement or the Operating Agreement, Newco shall advance to Marker from time to time an aggregate amount not to exceed $300,000 for each twelve month period following the Effective Date (the "Advances"); provided that the proceeds of the Advances shall be used solely for: (i) maintaining director and officer liability insurance for Marker's board of directors and officers, (ii) preparing, filing and distributing (including to Marker's shareholders) such documents and other information as may be required by United States federal and state securities laws that are applicable to Marker, (iii) compliance with its statutory and other legally required or contractual obligations arising under the Newco Agreement (other than any indemnification obligation arising under Article X of the Newco Agreement) and/or the Operating Agreement, and (iv) ordinary administrative and operating expenses associated with clauses (i), (ii) and (iii) (including, salaries and the payment of reasonable costs, fees and expenses of attorneys and other professionals, provided that the scope of their engagement is reasonably satisfactory to Newco and a copy of each invoice submitted by such attorney or professional is promptly delivered to Newco). Newco shall have no obligations to make any Advances to Marker after the earlier of (a) the second anniversary of the Effective Date, (b) Marker's breach of its obligations under Section 7.8(a) of the Newco Agreement and (c) Marker's failure to be the holder of record of the Newco Equity Securities. All Advances, together with accrued interest thereon at 5% per annum from the date of funding of such Advance, must be repaid by Marker pursuant to Section 10.3(iii)(C) of the Newco Agreement.

          10.9 CESSATION OF MARKER'S BUSINESS. From and after the Effective Date, Marker will not be engaged in the conduct of business and will operate for the purpose of liquidating its assets (including, without limitation, the Newco Equity Securities). Marker will dissolve and liquidate all of its assets no earlier than the third anniversary of the Effective Date and no later than the fifth anniversary of the Effective Date.

          10.10 EXECUTION OF DOCUMENTS AND CERTAIN OTHER ACTIONS ON OR PRIOR TO THE EFFECTIVE DATE. On or prior to the Effective Date, the following actions will be taken and the following documents will be executed, all of which documents will become effective on the Effective Date unless otherwise specified herein:

               10.10.1 OPERATING AGREEMENT. Marker, Newco and CT will execute the Operating Agreement and such other documents as are contemplated by the Operating Agreement.

               10.10.2 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS FOR MARKER. The certificate of incorporation and by-laws of Marker will be amended as necessary to satisfy the provisions of this Plan and the provisions of the Newco Agreement, and such amended certificate and by-laws shall be the certificate of incorporation and by-laws governing Marker after the Effective Date. The adoption of the amended certificate of incorporation and by-laws of Marker, and the initial selection of directors and officers for Marker pursuant to Section 10.7 shall be authorized and approved in all respects without further order of the Court or any action by the stockholders or directors of Marker.

               10.10.3 CORPORATE NAME. On or prior to the Effective Date, Marker shall take all action necessary and file all documents or instruments necessary to change its current corporate name to a name that is distinctly different in spelling and sound from its current name which new name shall be subject to Newco's prior approval.

               10.10.4 DISSOLUTION OF DNR USA AND DNR N.A. As of the Effective Date, the corporate existence of DNR USA and DNR N.A. shall terminate and any remaining assets of DNR USA and DNR N.A., shall vest in Newco. Certificates of dissolution for DNR USA and DNR N.A. may be filed at any time after the Confirmation Date to become effective on the Effective Date.

               10.10.5 NEWCO FINANCING FACILITY. On or prior to the Effective Date, Newco or the Subsidiaries shall have entered into the Newco Financing Facility.

               10.10.6 TRANSFER OF PATENTS TO NEWCO. Without limiting the terms of Section 10.1 or any other provision of this Plan, on the Effective Date, all trademarks, patents and licenses of Marker of every kind relating or pertaining in any way to the production of ski bindings and/or their components by Marker Deutschland GmbH shall have been irrevocably transferred and/or assigned to Newco pursuant to legally binding agreements, reasonably satisfactory in form and substance to the German Banks.

               10.10.7 TERMINATION OF COLLATERAL ASSIGNMENT. Without limiting the terms of Section 11.4 or any other provisions of this Plan, on the Effective Date, the Collateral Assignment, Acknowledgment and Consent among Marker, Marker USA, First Security and Marker Deutschland GmbH, dated October 30, 1998, shall be terminated and be of no further effect.

               10.10.8 TERMINATION OF EXCLUSIVE DISTRIBUTORSHIP AGREEMENT. On or prior to the Effective Date, the Exclusive Distributorship Agreement, dated October 30, 1998, between Marker USA and Marker Deutschland GmbH shall be terminated and be of no further effect.


                                   ARTICLE XI

                 PROVISIONS AS TO DISTRIBUTIONS AND TREATMENT OF
                                 DISPUTED CLAIMS

          11.1 DISTRIBUTION RESPONSIBILITY. Except as otherwise provided in the Plan, and subject to the specific treatment provisions of Articles IV - VIII, Newco shall be responsible for and shall be obligated to make in accordance with the terms of this Plan and the documents and instruments executed by Newco in connection herewith, all post-Effective Date distributions required with respect to all allowed Claims and Equity Interests, including, Administrative Claims (other than Allowed Professional Claims), Priority Claims, Priority Tax Claims, the First Mortgage Claim, the Piero Claims, the Foreign Exchange Contract Claims, the Series A Bonds Claim, Small General Unsecured Claims, Preferred Stock Interests and General Unsecured Claims Against DNR USA and DNR N.A. Marker, with funding provided by Newco, shall make the Effective Date distributions required under this Plan.

          11.2 DATE OF DISTRIBUTIONS. Except as otherwise provided in the Plan, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          11.3 DELIVERY OF DISTRIBUTIONS. Except as otherwise provided in the Plan, all distributions to be made under this Plan shall be made to the holder of an Allowed Claim or Equity Interest (other than the Marker Common Stock Interests) as of the Record Date. The holder of an Allowed Claim or Equity Interest as of the Record Date shall be deemed to be the entity who (a) filed the most recent timely proof of claim or interest relating thereto, provided no evidence of the transfer of such Claim or Equity Interest was filed on or before the Record Date, or (b) if evidence of the transfer of a timely filed proof of claim or interest was filed on or before the Record Date, (i) the transferee named therein if the transferor named therein does not file a timely objection pursuant to Bankruptcy Rule 3001(e) or (ii) the Person so designated by a Final Order of the Court if a timely objection to the evidence of transfer was filed, or (c) is reflected in the Schedules as the holder of such Claim or Equity Interest if no timely proof of claim or interest related thereto was filed.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as listed in the Schedules filed with the Court unless the applicable Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that contains an address for such holder different from the address reflected for such holder in the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Debtors or Newco, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors or Newco, as applicable, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest. All Claims for undeliverable distributions must be made on or before the fifth anniversary of the Effective Date, and if not made by such fifth anniversary all unclaimed property will revert to Newco, and the Allowed Claims or Equity Interests whose distributions were not delivered will be discharged and barred forever. Checks issued in respect of Allowed Claims or Equity Interests will be null and void if not cashed within 60 days of the date of issuance thereof.

          11.4 CLEAR TITLE AND RELEASE OF LIENS. Except as specifically provided otherwise in this Plan or the Newco Agreement, all Sale Assets of Marker conveyed to and vesting in Newco shall be free and clear of all Liens, Claims and Equity Interests. Whenever by the terms of this Plan it is provided that Liens on Collateral securing a particular Claim are released and deemed null and void or a Claim that is secured by Collateral is disallowed in full by Final Order, Newco may require the holder of any such Claim to execute releases of Liens or such other documents as may be necessary to obtain clear title to the Collateral under applicable law. In the event that a holder of any Claim refuses to execute such releases or other documents with respect to the Collateral securing such Claim, Newco may refuse to make distributions with respect to such Claim under this Plan until such holder executes appropriate releases or other documentation.

          11.5 MEANS OF CASH PAYMENT. Except as otherwise provided in the Plan, Cash payments required to be made pursuant to the Plan shall be made either by wire transfer or check drawn on an internationally recognized commercial bank mailed by first-class mail.

          11.6 PROSECUTION OF CLAIMS OBJECTIONS. On and after the Effective Date, Newco (with the assistance of Marker) shall be authorized, at its own expense, to file, settle, compromise, withdraw or litigate to judgment objections to the allowance of Claims.

          11.7 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision hereof, no distributions shall be made with respect to a Disputed Claim (or any Disputed portion of a Claim if such Claim is not severable) by either Newco or Marker unless and until such Disputed Claim becomes an Allowed Claim.

          11.8 DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions to each holder of a Disputed Claim or any other Claim that is not an Allowed Claim, to the extent such Claim ultimately becomes an Allowed Claim shall be made in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Court allowing any Disputed Claim or any other Claim that is not an Allowed Claim becomes a Final Order, Newco shall distribute to the holder of such Claim (without affecting Newco's rights to indemnification under the Newco Agreement) any amounts that should have been distributed to such holder if the Claim had been an Allowed Claim on the Effective Date.


                                   ARTICLE XII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          12.1 ASSUMED AND ASSIGNED CONTRACTS. On the Effective Date, all executory contracts and leases listed on Exhibit 4 to this Plan, as such Exhibit may be amended (with the prior consent of Newco) from time to time prior to the Confirmation Date (the "Newco Assigned Contracts"), shall be assumed and simultaneously assigned to Newco. All Cure Costs, if any, under the Newco Assigned Contracts shall be determined on or prior to the Effective Date and shall be paid by the Debtors (with funds provided by Newco) on the Effective Date; or, in the event of a dispute, on the date of determination of that dispute by a Final Order of the Court. All non-monetary defaults as of the Effective Date, if any, under the Newco Assigned Contracts shall be cured by either the Debtors or Newco (to the extent required by the Newco Agreement) on the Effective Date. The assignment of the Newco Assigned Contracts to Newco shall be adequate assurance of future performance of the Newco Assigned Contracts in accordance with Section 365 of the Bankruptcy Code.

          12.2 REJECTED CONTRACTS. All executory contracts and leases of the Debtors not assumed and assigned to Newco pursuant to Section 12.1 of the Plan, including those contracts specifically set forth on Exhibit 5 annexed hereto, shall be rejected or deemed rejected as of the Effective Date; provided, however, that in no event shall the Distribution Agreement dated as of June 1, 1999 by and between Marker and Marker Canada, as amended by the Amendment Agreement dated as of June 1, 1999 by and between Marker, Marker Canada, Tecnica S.p.A. and Volkl International AG, which contract is to be assumed by Marker pursuant to the Assumption Order, be deemed rejected by the Debtors.

          12.3 CLAIMS RELATING TO REJECTED CONTRACTS. Any entity that has a Claim against any of the Debtors by virtue of rejection of an executory contract or lease shall file a proof of Claim with the Clerk of the Court, and serve such proof of Claim upon counsel for the Debtors, within twenty-five days (25) days following service upon such entity of notice of entry of the order confirming the Plan or order authorizing such rejection, as the case may be. If such proof of Claim is not filed within such specified time, the holder of such Claim shall be forever barred from asserting such Claim against the Debtors or their Estates. Objections to any such Claim shall be filed not later than thirty (30) days after such proof of Claim is filed or such later date as the Court shall approve. Any entity whose Claim arises from rejection of an executory contract or lease shall, to the extent such Claim becomes an Allowed Claim, have the rights of a holder of a Small General Unsecured Claim or General Unsecured Claim (as the case may be) with respect thereto.


                                  ARTICLE XIII

                              CONDITIONS PRECEDENT

          13.1 CONDITIONS PRECEDENT TO CONFIRMATION. This Plan shall not be confirmed unless and until the following conditions are satisfied or, if waivable pursuant to Section 13.3, waived:

               (a) the Breakup Fee Order, in form and substance acceptable to Newco, shall have been entered by the Court;

               (b) the Assumption Order, in form and substance acceptable to Newco, shall have been entered by the Court;

               (c) an Order approving the Disclosure Statement, in form and substance acceptable to Newco, shall have been entered by the Court;

               (d) the Confirmation Order, in form and substance acceptable to Newco, shall have been entered by the Court, which provides, INTER ALIA, that:

                    (i) all applicable requirements of Section 1129 of the Bankruptcy Code have been satisfied;

                    (ii) the Newco Agreement is approved;

                    (iii) the transfer of Sale Assets by Marker contemplated by this Plan and the Newco Agreement (A) are or will be legal, valid and effective transfers of property, and (B) vest or will vest in Newco good title to such property free and clear of all Claims and Liens, except as otherwise provided in this Plan or the Newco Agreement; and

                    (iv) Newco and the Debtors are empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions which are necessary to enable them to activate and implement the provisions of this Plan and satisfy all other conditions precedent to the effectiveness of this Plan; and

               (e) neither Newco nor Marker shall have terminated the Newco Agreement.

          13.2 CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. The Effective Date shall not occur unless the following are satisfied or, if waivable pursuant to
Section 15.3 hereof, waived:

               (a) the Confirmation Order shall have been entered by the Court by October 27, 1999 or such later date as Newco may, in its sole and absolute discretion, expressly consent to in writing or on the record in the Bankruptcy Court (provided that such later date shall in no event be after November 30, 1999) and shall have become a Final Order, or shall not have been reversed, revoked, modified in any manner unacceptable to the Debtors and Newco, or stayed;

               (b) all conditions precedent to the obligations of Marker and Newco pursuant to the Newco Agreement shall have been satisfied or waived in accordance therewith;

               (c) neither Newco nor Marker shall have terminated the Newco Agreement; and

               (d) Newco or the Subsidiaries shall have entered into the New Financing Facility.

          13.3 WAIVER OF CONDITIONS. Each of the conditions precedent in Sections 13.1 and 13.2 hereof may be waived, in whole or part, or modified by written agreement by the Debtors with Newco's consent.


                                   ARTICLE XIV

             EFFECTS OF PLAN CONFIRMATION AND EFFECTIVENESS OF PLAN

          14.1 EXTENT OF RELEASE. Except as expressly set forth in this Plan, nothing contained in this Plan shall affect any right of any Entity (as defined in the Bankruptcy Code) to assert or pursue any claim or cause of action against any Entity other than the Debtors, Marker's Subsidiaries, Newco and Newco's Affiliates (as defined in the Newco Agreement).

          14.2 RELEASE BY DEBTORS.

               (a) On the Effective Date, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code but in no event shall such term be deemed to include Newco for purposes of this Article XIV) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally each of the Debtor's present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (collectively, the "Debtor Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen, or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission by, or any transaction, agreement, event or other occurrence (unless due to the gross negligence or willful misconduct of the Debtor Releasee), taking place prior to, on or after the Confirmation Date in any way relating to the Debtors, their businesses, the Chapter 11 Cases, the Plan, or the Newco Agreement (collectively, the "Released Claims"). Debtors, their Affiliates and their shareholders shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against any Debtor Releasee.

               (b) On the Effective Date, except as otherwise provided in the Plan, the Debtors, their Affiliates (as defined in Section 101(2) of the Bankruptcy Code) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally (i) the holders of Equity Interests,
(ii) First Security Bank, Hypo Vereinsbank (New York), Isomura, M&T Bank, KeyBank, the German Banks, Piero, Marker's Subsidiaries (in their capacity as holders of Claims), and Newco (except as otherwise provided in the Newco Agreement) and (iii) all present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (as defined in the Newco Agreement) of or to any of the foregoing in their capacity as such (all of the foregoing collectively referred to as the "Third Party Releasees") from the Released Claims; PROVIDED, HOWEVER, that this release shall not constitute a release of any Allowed Claims treated under this Plan or any claims or causes of action of Marker or Newco against the other arising under the Newco Agreement (unless otherwise provided in the Newco Agreement) or the Operating Agreement. Entities deemed to have released claims pursuant to this Section 14.2(b) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against the Third Party Releasees.

          14.3 RELEASE BY CREDITORS AND HOLDERS OF EQUITY INTERESTS. On the Effective Date, each holder (or representative thereof) of a Claim or Equity Interest (a) who has accepted or is deemed to have accepted this Plan, (b) whose Claim or Equity Interest is in a class that has accepted or is deemed to have accepted this Plan pursuant to Section 1126 of the Bankruptcy Code or (c) who may be entitled to receive a distribution of property or retain property pursuant to this Plan, shall be deemed to have forever waived and released unconditionally the Debtors, the Debtor Releasees and the Third Party Releasees from the Released Claims; PROVIDED, HOWEVER, that this release shall not constitute a release of (i) any payment obligation with respect to the treatment of Allowed Claims provided under this Plan, (ii) any claims or causes of action of Marker or Newco against the other arising under the Newco Agreement (unless otherwise provided in the Newco Agreement) or the Operating Agreement, (iii) KeyBank's claims, if any, against Marker Deutschland GmbH and Marker USA arising under or relating to KeyBank's Foreign Exchange Contracts; provided, however, that upon payment to KeyBank of all sums due to KeyBank under the Plan (including the Cash payment and all amounts due under the KeyBank Note), Marker Deutschland GmbH and Marker USA will be discharged and released of all such claims, or (iv) any claims third parties may have against each other, which claims are not related to the Debtors and the Chapter 11 Cases. Persons deemed to have released claims pursuant to this Section 14.3 shall be forever precluded from asserting any such claims against the Debtors, the Debtor Releasees or the Third Party Releasees.

          14.4 INJUNCTION. Except as otherwise expressly provided herein or the Newco Agreement, confirmation of this Plan shall, provided that the Effective Date occurs, permanently enjoin all entities that have held, currently hold, or may hold a Claim against or other debt or liability of any of the Debtors, whether arising before, on or after the Effective Date, or that hold any Equity Interest in the Debtors from taking any of the following actions with respect to such Claim or Equity Interest against the Debtors, the Debtor Releasees, the Third Party Releasees, or the Sale Assets (wherever located) or the Excluded
Assets: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order;
(iii) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or encumbrance of any kind; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of this Plan; PROVIDED, HOWEVER, that this injunction shall not apply to (x) any Allowed Claims or Equity Interests that may be asserted under this Plan, (y) any claims or causes of action of Marker or Newco against the other arising under the Newco Agreement or the Operating Agreement, or (z) any claims holders of Claims or Equity Interests or other third parties may have against each other, which claims are not related to the Debtors, the Sale Assets and the Chapter 11 Cases, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the claims of the type described in (x), (y) or (z) of this proviso to the extent not otherwise waived in the Newco Agreement or the Plan, are fully preserved.

          14.5 DISCHARGE. Except as otherwise provided in the Plan and/or in the Newco Agreement, the entry of the Confirmation Order shall operate as a discharge pursuant to Section 1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all debts of or Claims against one or more of the Debtors (other than claims that Newco may have under the Newco Agreement and/or Operating Agreement) that arose at any time prior to the Confirmation Date, including, but not limited to, all principal and all interest, whether accrued before, on or after the Filing Date, and including without limitation, any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, to the full extent permitted by Section 1141(d)(1)(A) of the Bankruptcy Code.

          14.6 NO LIABILITY FOR SOLICITATION. As specified in Section 1125(e) of the Bankruptcy Code, entities that solicit acceptances or rejections of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable on account of such solicitation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan.

          14.7 LIMITATION OF LIABILITY. Neither the Debtors, the Debtor Releasees or the Third Party Releasees or any of their respective Affiliates or any of their respective officers, directors, employees, members or agents, or any Professional employed by any of them (collectively, the "EXCULPATED PERSONS"), shall have or incur any liability to any entity for any act taken or not taken in good faith in connection with or in any way related to the negotiation, formulation, implementation, confirmation or consummation of this Plan, the Disclosure Statement, the Newco Agreement, or any contract, instrument, release or other agreement or document created in connection with or related to this Plan or the administration of the Chapter 11 Cases. The Exculpated Persons shall have no liability to any holder of a Claim, holder of an Interest or other party-in-interest herein or any other person for actions taken under this Plan, in connection therewith or with respect thereto, in good faith, including, without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to the Confirmation Date or the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Interest, or other party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of this Plan or the property to be distributed under this Plan, except for gross negligence or willful misconduct as finally determined by the Court, and the Exculpated Persons are entitled to rely on, and act or refrain from acting on, all information provided by other Exculpated Persons without any duty to investigate the veracity or accuracy of such information.

          14.8 OTHER DOCUMENTS AND ACTIONS. The Debtors may execute such documents and take such other action as is necessary to effectuate the transactions provided for in this Plan.

          14.9 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

          14.10 REGISTRATION EXEMPTION. All equity securities in Newco distributed to Marker shall be exempt from registration under the securities laws to the fullest extent permitted by the provisions of Section 1145 of the Bankruptcy Code.

          14.11 TRANSFER TAX EXEMPTION. The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

          14.12 MISCELLANEOUS. All amounts payable in respect of Allowed Claims will be treated for United States federal income tax purposes to have been applied first in payment of accrued interest, if any, and then in payment of the principal amount with respect to such Allowed Claim.


                                   ARTICLE XV

                            RETENTION OF JURISDICTION

          15.1 JURISDICTION OF THE BANKRUPTCY COURT. The Court shall retain exclusive jurisdiction of these cases as long as necessary for the following purposes (but in no event shall the Court retain exclusive jurisdiction with respect to any controversies, suits or disputes arising under or relating to the Operating Agreement):

               (a) To determine any and all objections to the allowance, disallowance or subordination of Claims or any controversy as to the classification of Claims;

               (b) To liquidate any disputed, contingent, or unliquidated Claims including through estimation under Section 502(c) of the Bankruptcy Code, and finally determine damages and other amounts in connection with such disputed, contingent or unliquidated Claims;

               (c) To determine any and all applications for professional and similar fees and for the reimbursement of disbursements and expenses with respect to services rendered and expenses incurred prior to the Confirmation Date;

               (d) To determine any and all pending motions and applications for assumption or rejection of executory contracts and leases and the allowance and classification of any Claims resulting from the rejection of executory contracts and leases;

               (e) To determine any and all motions, applications, adversary proceedings, contested and litigated matters or such other matters over which the Court has jurisdiction prior to the Confirmation Date, including the enforcement, prosecution, litigation, settlement and/or other disposition of claims and counterclaims of the Debtors;

               (f) To enforce the provisions of, and resolve any and all disputes under or pertaining to the Plan or the Newco Agreement;

               (g) To modify the Plan or correct any defect, cure any omission or reconcile any inconsistency in the Plan or in the order of the Court confirming the Plan, or to enter such orders as may be necessary to effectuate the terms and conditions of the Plan to the extent authorized by the Bankruptcy Code as may be necessary to carry out the purpose and intent of the Plan;

               (h) To hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court in the Chapter 11 Cases;

               (i) To hear and determine any and all controversies and disputes arising under, or in connection with, the Plan or the order confirming the Plan;

               (j) To adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds hereof;

               (k) To adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of these Chapter 11 Cases;

               (l) To recover all assets and properties of the Debtors wherever located, including the prosecution and adjudication of all rights and Causes of Action available to the Debtors, including the Avoidance Actions (which actions shall become assets of Newco on the Effective Date);

               (m) To determine all questions and disputes regarding recovery of and entitlement to the Debtors' assets and determine all claims and disputes between the Debtors and any other Entity, whether or not subject to an action pending as of the Confirmation Date (provided however, that with respect to any disputes arising under or relating to the Operating Agreement, the Court's jurisdiction shall not be exclusive);

               (n) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

               (o) To enter an order or final decree closing and terminating the Chapter 11 Cases; and

               (p) To make such orders as are necessary or appropriate to carry out the provisions of this Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof.


                                   ARTICLE XVI

                            MISCELLANEOUS PROVISIONS

          16.1 PAYMENT OF STATUTORY FEES. All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

          16.2 NO PENALTIES. No penalties or late charges are to be allowed on any Claim or Interest subsequent to the Filing Date except as expressly stated in this Plan, or allowed by a Final Order of a court of competent jurisdiction.

          16.3 NO ATTORNEY'S FEES. No attorneys' fees will be paid by any Debtor with respect to any Claim or Interest except as expressly specified herein or allowed by a Final Order of a court of competent jurisdiction.

          16.4 RIGHTS OF ACTION/RELEASE OF PREFERENCE CLAIMS. Except as otherwise provided herein or in the Newco Agreement, any and all rights and Causes of Action accruing to the Debtors, including the Avoidance Actions, shall become assets of Newco. Newco may pursue those rights and Causes of Action, as appropriate, in accordance with what is in their best interests. As of the Effective Date, the Debtors and Newco waive the right to prosecute and release, on behalf of themselves and their respective estates, any recovery actions under
Section 547 of the Bankruptcy Code. Nothing in this Plan shall constitute a waiver or release by any Debtor or Newco (unless previously waived in the Newco Agreement) of any right of set-off, defense or counterclaim such Debtor or Newco may have against any Person other than the Debtor Releasees and the Third Party Releasees.

          16.5 NO ADMISSIONS. Notwithstanding anything herein to the contrary, nothing contained in this Plan (i) shall be deemed an admission by any Debtor with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest, or (ii) constitutes an acknowledgment by Marker that it has liability after the Effective Date for obligations that are to be assumed by Newco pursuant to the Newco Agreement.

          16.6 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of New York shall govern the construction, implementation and enforcement of this Plan and all rights and obligations arising under this Plan, without giving effect to the principles of conflicts of laws.

          16.7 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, representative, successor or assign of such Person.

          16.8 MODIFICATION OF THIS PLAN. Modifications of this Plan may be proposed in writing by the Debtors, with the prior consent of Newco, at any time before the Confirmation Date; provided, however, that this Plan as modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Debtors shall have complied with Section 1125 of the Bankruptcy Code. This Plan may be modified at any time after the Confirmation Date and before substantial consummation of the Plan, with the prior consent of Newco; provided, however, that this Plan as modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Court, after notice and a hearing confirms this Plan as modified under Section 1129 of the Bankruptcy Code. A holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

          16.9 REVOCATION OF PLAN. The Debtors reserve the right to revoke and/or withdraw this Plan prior to the Confirmation Date; provided, however, that the Debtors may not revoke and/or withdraw this Plan without the prior consent of Newco. If the Debtors revoke and/or withdraw this Plan, or if confirmation of this Plan does not occur, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors.

          16.10 SEVERABILITY. Should the Court determine, prior to the Confirmation Date, that any provision of this Plan is either illegal on its face or illegal as applied to any Claim or Equity Interest, such provision shall be unenforceable as to all holders of Claims or Interests or to the specific holder of such Claim or Equity Interest, as the case may be, as to which the provision is illegal. Unless otherwise determined by the Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan. However, the Debtors reserve the right not to proceed with confirmation or consummation of this Plan if any such ruling occurs.

          16.11 INCONSISTENCIES. To the extent of any inconsistency among the Confirmation Order, the Plan or the Disclosure Statement, this Plan controls the Disclosure Statement and the Confirmation Order controls this Plan. To the extent of any inconsistency among the Plan or the Disclosure Statement and the Newco Agreement, the Newco Agreement shall control.

          16.12 NOTICES. All notices, requests, elections or demands in connection with this Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to:

                  Marker International
                  1070 W. 2300 South
                  Salt Lake City, Utah  84119
                  Attention:  Kevin Hardy

                  With copies to:

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, NY  10038
                  Attention:  Robert Raskin, Esq.

          16.13 WITHHOLDING AND REPORTING. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors and Newco shall comply with all withholding and reporting requirements imposed by any Federal, State, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements.


                                  ARTICLE XVII

                  EFFECT OF TERMINATION OF THE NEWCO AGREEMENT

          17.1 EFFECT OF TERMINATION ON THE PLAN. If the Newco Agreement is properly terminated by Marker or Newco, this Plan shall be deemed null and void, withdrawn, and of no further force and effect.

          17.2 EFFECT OF TERMINATION ON THE DEBTORS' PROPERTY. Following a termination of the Newco Agreement, the Debtors shall remain in possession of their Assets and properties, subject to the provisions of the Bankruptcy Code, and may propose one or more alternative plans.

Dated:   September 22, 1999


                                      Respectfully Submitted,

                                      MARKER INTERNATIONAL, et al., Debtors

                                      By:  /S/  KEVIN HARDY
                                           Name:  Kevin Hardy
                                           Title:  Chief Financial Officer

COUNSEL:

Robert Raskin
STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York  10038
(212) 806-5400

Laura Davis Jones
YOUNG CONAWAY STARGATT & TAYLOR, LLP
P.O. Box 391
Rodney Square North, 11th Fl.
Wilmington, DE  19801
(302) 571-6600